As filed with the Securities and Exchange Commission on September 24, 2014.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Vectrus, Inc.

(Exact name of registrant as specified in its charter)

Indiana	38-3924636
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

655 Space Center Drive

Colorado Springs, CO 80915

Telephone: (719) 591-3600

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Vectrus, Inc. 2014 Omnibus Incentive Plan

(Full Titles of the Plan)

Michele L. Tyler

Vice President, General Counsel and Secretary

655 Space Center Drive Colorado Springs, CO 80915

Telephone: (719) 591-3600

(Name and address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Caroline B. Gottschalk

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common stock, par value $0.01 per share (1)	2,625,000	$22.66 (2)	$59,482,500 (2)	$7,661.35 (2)

(1)	Covers 2,625,000 shares of common stock, par value $0.01 per share (the “Common Stock”), of Vectrus, Inc. issuable under the Vectrus, Inc. 2014 Omnibus Incentive Plan, and pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.
(2)	Pursuant to Rule 457(c) and 457(h) of the Securities Act the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee are estimated solely for the purpose of calculating the amount of the registration fee and are based on the average of the high and low prices of shares of common stock of the registrant in the “when issued” trading market as reported on the New York Stock Exchange on September 18, 2014.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Vectrus, Inc. 2014 Omnibus Incentive Plan as covered by this Registration Statement on Form S-8 (the “Registration Statement”) and as required by Rule 428(b)(1).

Vectrus, Inc. (the “Company”) expects to be spun-off from Exelis Inc., a publicly traded corporation, on September 27, 2014.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Vectrus, Inc. (the “Company”) are hereby incorporated by reference in this Registration Statement:

(a)	the Company’s effective Registration Statement on Form 10 (File No. 001-36341) filed by the Company on March 10, 2014, as amended, including the description of the Company’s common stock contained therein, and any amendment or report filed for the purpose of updating such description; and

(b)	the Company’s Current Reports on Form 8-K as filed with the Commission on September 16, 2014 and September 19, 2014 (excluding Item 7.01 and Exhibit 99.1).

All documents that the Company subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons pursuant to the following provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        The Indiana Business Corporation Law (“IBCL”), the provisions of which we are governed by, empowers an Indiana corporation to indemnify present and former directors, officers, employees, or agents or any person who may have served at the request of the corporation as a director, officer, employee, or agent of another corporation (“Eligible Persons”) against liability incurred in any proceeding, civil or criminal, in which the Eligible Person is made a party by reason of being or having been in any such capacity, or arising out of his status as such, if the individual acted in good faith and reasonably believed that (a) the individual was acting in the best interests of the corporation, or (b) if the challenged action was taken other than in the individual’s official capacity as an officer, director, employee or agent, the individual’s conduct was at least not opposed to the corporation’s best interests, or (c) if in a criminal proceeding, either the individual had reasonable cause to believe his conduct was lawful or no reasonable cause to believe his conduct was unlawful.

The IBCL further empowers a corporation to pay or reimburse the reasonable expenses incurred by an Eligible Person in connection with the defense of any such claim, including counsel fees; and, unless limited by its articles of incorporation, the corporation is required to indemnify an Eligible Person that is a director or officer against reasonable expenses if he is wholly successful in any such proceeding, on the merits or otherwise. Under certain circumstances, a corporation may pay or reimburse an Eligible Person for reasonable expenses prior to final disposition of the matter. Unless a corporation’s articles of incorporation provide otherwise, an Eligible Person that is a director or officer may apply for indemnification to a court which may order indemnification upon a determination that such Eligible Person is entitled to mandatory indemnification for reasonable expenses or that such Eligible Person is fairly and reasonably entitled to indemnification in view of all the relevant circumstances without regard to whether his actions satisfied the appropriate standard of conduct.

Before a corporation may indemnify any Eligible Person against liability or reasonable expenses under the IBCL, a quorum consisting of directors who are not parties to the proceeding must (1) determine the indemnification is permissible in the specific circumstances because the Eligible Person met the requisite standard of conduct, (2) authorize the corporation to indemnify the Eligible Person and (3) if appropriate, evaluate the reasonableness of expenses for which indemnification is sought. If it is not possible to obtain a quorum of uninvolved directors, the foregoing action may be taken by a committee of two or more directors who are not parties to the proceeding, special legal counsel selected by the Board or such a committee, or by the shareholders of the corporation.

In addition to the foregoing, the IBCL states that the indemnification it provides shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any provision of a corporation’s articles of incorporation or by-laws, resolution of the board of directors or shareholders, or any other authorization adopted after notice by a majority vote of all the voting shares then issued and outstanding. The IBCL also empowers an Indiana corporation to purchase and maintain insurance on behalf of any Eligible Person against any liability asserted against or incurred by him in any capacity as such, or arising out of his status as such, whether or not the corporation would have had the power to indemnify him against such liability.

Our amended and restated articles of incorporation provide that no director or officer shall be personally liable to the Company or any of our shareholders for damages for breach of fiduciary duty as a director or officer, except for liability for breach of duty if such breach constitutes willful misconduct or recklessness.

Our amended and restated by-laws provide for mandatory indemnification, to the fullest extent permitted by law, of our directors and officers against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including any action, suit or proceeding by or in the right of the Company, in which such person is or was involved in any manner (including as a party or witness) by reason of the fact that such person is or was a director, officer, employee or agent of the Company or is or was serving at the request of the Company as a director, officer, employee, fiduciary or agent of another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan). The right to indemnification is a contract right and includes the right to advancement of expenses in accordance with specified procedures.

The rights to indemnification provided by our amended and restated articles of incorporation and amended and restated by-laws are not exclusive of any other rights to which any indemnified person may otherwise be entitled.

We have entered into indemnification agreements with certain of our directors, pursuant to which we have agreed to indemnify and hold harmless, to the fullest extent permitted by applicable law and our amended by-laws, each such director against any and all expenses (including attorney’s fees and related disbursements, appeal bonds and other out-of-pocket costs), judgments, amounts paid on settlement, liabilities or actually and reasonably incurred by such director by reason of the fact that such person is or was a director (or, at the request of the Company, as a director, officer, employee, fiduciary or other agent of another corporation, partnership, limited liability company, joint venture, trust or other enterprise), or by reason of any actual or alleged action or omission to act taken or omitted in any such capacity. The indemnification agreements set forth certain procedures that will apply in the event of a claim for indemnification thereunder. In addition, the agreements provide for the advancement of expenses incurred by a director, subject to certain exceptions, in connection with any action, suit or proceeding covered by the agreement.

We have purchased directors’ and officers’ liability insurance, the effect of which is to indemnify our directors and officers and the directors and officers of our subsidiaries against certain losses caused by errors, misstatement or misleading statements, wrongful acts, omissions, neglect or breach of duty by them or similar matters claimed against them in their capacities as directors or officers. This insurance is subject to various deductibles and exclusions from coverage.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document

4.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit 3.1 of the Company’s Form 8-K Current Report filed on September 16, 2014)

4.2	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit 3.2 of the Company’s Form 8-K Current Report filed on September 16, 2014)

4.3	Vectrus, Inc. 2014 Omnibus Incentive Plan*

5.1	Opinion of Barnes & Thornburg LLP *

23.1	Consent of Deloitte & Touche LLP*

23.2	Consent of Barnes & Thornburg LLP (included as part of Exhibit 5.1)*

*	Filed herewith

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Colorado Springs, State of Colorado on the 23rd day of September, 2014.

Vectrus, Inc.

By:	/s/ Michele L. Tyler
Name:	Michele L. Tyler
Title:	Vice President, General Counsel and Secretary

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 23rd day of September, 2014.

Signature	Title

/s/ Kenneth W. Hunzeker	Chief Executive Officer (principal executive officer)
Kenneth W. Hunzeker

/s/ Matthew M. Klein	Vice President and Chief Financial Officer (principal financial and accounting officer)
Matthew M. Klein

/s/ Louis J. Giuliano	Director
Louis J. Giuliano

/s/ Janet L. McGregor	Director
Janet L. McGregor

/s/ John Procopio	Director
John Procopio

/s/ Rachel L. Semanchik	Director
Rachel L. Semanchik